POWER OF ATTORNEY


This will confirm for the Securities and Exchange
Commission that the undersigned, Richard C. Keziah, authorizes and designates James C. McGill, President and Chief Executive Officer of 1st State Bancorp, Inc., to sign and file Forms 4 and 5 on my behalf as to any such forms filed on and after November 19, 2002.
Executed this 19th day of November, 2002, at Burlington, North Carolina.

/s/ Richard C. Keziah

Name: Richard C. Keziah